Exhibit 99.1
Globecomm Systems Reports Fiscal 2008 Fourth Quarter And
Record Fiscal Year 2008 Financial Results
HAUPPAUGE, N.Y.—(BUSINESS WIRE)—September 10, 2008—Globecomm Systems Inc. (NASDAQ: GCOM-News), a leading provider of satellite-based communications infrastructure solutions and services on a global basis, today announced financial results for the fiscal 2008 fourth quarter and fiscal year ended June 30, 2008. Globecomm reports its financial results on a generally accepted accounting principles (GAAP) basis and also provides non-GAAP financial measures, which exclude certain non-cash items. In an attached table the Company provides a detailed reconciliation of GAAP earnings to the non-GAAP financial measures. Highlights of the Company’s results are:
•	Record GAAP earnings per diluted share of $1.34, which includes $0.62 related to a reduction in the deferred tax asset valuation allowance, in fiscal 2008 as compared to GAAP earnings per diluted share of $0.50 in the same period last year.

•	Record non-GAAP earnings per diluted share of $0.80 in fiscal 2008 as compared to non-GAAP earnings per diluted share of $0.53 last year. Excluded from the non-GAAP earnings were the non-cash positive effect in fiscal 2008 of a reduction in the deferred tax asset valuation allowance, and non-cash charges in both years for stock-based compensation and amortization of acquired intangibles.

•	Record 2008 fiscal year revenues of $196.5 million as compared to $150.7 million last year.

•	Record fourth quarter revenues of $56.4 million as compared to $49.2 million in the same period last year.
Fiscal Year 2008 Fourth Quarter Results
Revenues for the Company’s fiscal 2008 fourth quarter increased 14.8% to a record $56.4 million, compared to $49.2 million in the same period last year. Revenues from infrastructure solutions increased by 9.3% to $40.4 million compared to $37.0 million in the same period last year. Revenues from services increased 31.2% to $16.0 million as compared to $12.2 million in the same period last year. The increase in revenues from infrastructure solutions was primarily driven by the increase in the systems design and integration services principally due to a contract with a leading provider of telecommunication services in Asia. The GlobalSat business acquired in May 2007 (thus only contributing in fiscal 2007 revenue for two months) and an increase in content delivery service revenue in Globecomm Network Services primarily drove the increase in service revenue.
Net income for the Company’s fiscal 2008 fourth quarter increased to $16.9 million, or $0.82 per diluted share, which includes the positive effect of $0.62 related to a reduction in the deferred tax asset valuation allowance, compared to net income of $3.3 million, or $0.19 per diluted share, in the fourth quarter of fiscal 2007 on a GAAP basis. Excluding certain non-cash items, pro-forma earnings per diluted share on a non-GAAP basis was $0.21 for the fourth quarter of 2008 as compared to $0.20 for the fourth quarter of 2007. The increase in GAAP net income was primarily driven by the increase in revenues and the related operating leverage the Company is currently experiencing. In addition, based on positive evidence from earnings trends the Company recorded a non-recurring tax benefit of $12.8 million due to the recognition of a significant portion of the deferred tax assets through a reduction in the deferred tax asset valuation allowance.

Fiscal Year 2008 Full Year Results
Revenues for the Company’s fiscal year ended June 30, 2008 increased 30.4% to a record $196.5 million, compared to $150.7 million last year. Infrastructure solutions revenues increased 16.6% to $133.6 million, as compared to $114.6 million in the same period last year, driven primarily by the increase in the systems design and integration services due to a contract with a leading provider of telecommunication services in Asia and the increase in the pre-engineered systems product line resulting from continued demand in the government marketplace. Services revenues increased by 74.1% to $62.9 million, compared to $36.1 million last year, due to the acquisition of GlobalSat, which contributed an additional $22.2 million in fiscal 2008 along with an increase within the content distribution services from a large program with Showtime Networks Inc. and an increase in the Internet and data services, partially offset by a decrease in life cycle support services in the government marketplace and a decrease in IP telephony services.
Net income for the Company’s fiscal year ended June 30, 2008 was $27.0 million, or $1.34 per diluted share, which includes the positive effect of $0.62 relating to a reduction in the deferred tax asset valuation allowance, compared to net income of $8.3 million, or $0.50 per diluted share, in fiscal year 2007 on a GAAP basis. Excluding certain non-cash items, non-GAAP earnings per diluted share was $0.80 for fiscal 2008 as compared to $0.53 for fiscal 2007. In addition to the positive effect of the reduction in the deferred tax asset valuation allowance, the increase in GAAP net income was driven by the increase in revenues, coupled with an increase in infrastructure solutions gross margin in the pre-engineered systems sold.
Fiscal Year 2008 Highlights
Infrastructure Solutions
•	Awarded a blanket indefinite-delivery / indefinite-quantity contract from a global multilateral organization valued up to $117 million. The three-year contract, which includes a provision for two one-year extensions, enables the customer to procure various fixed and transportable earth stations for worldwide deployment. Several options available under the contract terms include depot spares, field installation services, extended warranty and maintenance support.
•	Awarded two contracts from the U.S. Army to provide the Joint IP Modem (JIPM). The goal of the JIPM effort is to leverage commercial technology to the maximum extent possible, while providing an open-standard based approach, which can form the basis of interoperability for military users. The two contracts have a base value of $15.4 million with $71.6 million in contract options. Globecomm is the prime contractor for the JIPM program and will provide program and contract management. Under subcontract to Globecomm, ViaSat Inc. (Nasdaq:VSAT) is responsible for the network system and modem design, including the integration of DVB-S2/DVB-RCS open standard IP technology. Pursuant to the contracts, the JIPM network-centric IP modem will be the Department of Defense standard network IP modem for use on military and commercial satellites to provide demand-based satellite communication transport services to the warfighter.
•	Received an $8.0 million contract to design and install multiple Ka frequency band-enabled antennas and related subsystems for a foreign government. This is a very important contract for the Company as Globecomm is making investments in both Ka and X frequency bands as domestic and foreign governments ramp up their transition from the more widely used commercial C and Ku band frequencies.
•	Awarded multiple contracts from a telecommunications operator valued at $3.4 million to design, integrate and install satellite infrastructure in Panama and Honduras, consisting of a major hub and multiple remote sites in each country. The infrastructure expands the customer’s network footprint enabling the transmission of IP-based data and voice traffic via remote GSM cellular backhaul. These are key contracts for the Company as Globecomm will continue to invest in mobile communication technology for the foreseeable future.

Services
•	Awarded a blanket indefinite-delivery / indefinite-quantity contract valued at up to $10 million from a global multilateral organization. The three-year contract, which includes a provision for a one-year extension, enables the customer to procure VSAT terminals that can be used anywhere across the globe based on TDMA technology to support data, video and voice services. In addition, the customer can procure global TDMA services from the Company’s teleports ranging anywhere from a few kbps to multiple mbps on a site to site basis or spread over hundreds of sites. The contract is flexible enough to provide fixed rates for a wide range of services including the provisioning of the Company’s life cycle support services where the Company may be called upon to provide installation and maintenance services anywhere across the globe.
•	Named prime contractor on $3.8 million award from the National Oceanic Atmospheric Administration’s (NOAA) National Weather Service (NWS) for the Weather Radio Improvement Program. This is the second major contract awarded to Globecomm supporting a major NWS program, the first being a subcontract from Raytheon Company to support the National Weather Service Advanced Weather Interactive Processing System. Globecomm will design, develop and build a network prototype that will utilize both voice and text notification via satellite and terrestrial broadcast equipment of weather forecasts as well as watches, warnings and advisories for hazardous weather. Working in concert with the National Weather Service, Globecomm will merge the NOAA Weather Radio All Hazards and the NOAA Weather Wire service into one unified collection and dissemination system.
•	Successfully completed a full year of operational services with Showtime Networks Inc. for which services began on July 1, 2007. Globecomm provides all technical operations supporting content origination, scheduling, transmission and monitoring required for delivery of Showtime Networks Inc. programming to viewers nationwide. Additionally, Globecomm was awarded a multi-year contract to support the origination and broadcasting of the Smithsonian Channel™, a new high definition channel, as part of the SHOWTIME family of channels. Globecomm also upgraded SHOWTIME 2, one of the existing Showtime standard definition channels, to high definition, as SHOWTIME continues to evolve their content platform.
•	Launched Cachendo, a wholly-owned subsidiary of Globecomm Systems. The services offered by Cachendo include advisory services, consulting services and information engineering. Cachendo will offer, as a trusted advisor to government and commercial clients, expert guidance on complex information technology projects requiring keen insight, innovative thinking and commitment to performance. Cachendo will deliver these services by contracting skilled talent to organizations with complex technology challenges. Cachendo will function as its own legal entity in order to segment and highlight its capabilities and offerings to client organizations. Globecomm formed its new brand to further expand the breadth of capabilities currently supporting many existing mission-critical projects for Globecomm.
Corporate
•	The Company entered into a non-committed secured credit facility with Citibank, N.A. comprised of credit lines of: (1) a $50 million borrowing base line of credit, which is available for standby letters of credit, commercial letters of credit, direct loans and a term loan line that can be used for acquisitions; and (2) a foreign exchange line in the amount of $10 million.
•	As part of Globecomm’s strategy to further leverage the Company’s communications infrastructure capabilities into recurring service offerings, Bill Raney was named as Senior V.P. Sales and Marketing. In this capacity, Mr. Raney will oversee the global sales and marketing initiatives of Globecomm.
Management’s Review of Results
David Hershberg, Chairman and CEO of the Company, said, “Fiscal 2008 was yet another progressive year for Globecomm in terms of record revenues, record profits, technological developments and organizational structure. Globecomm continued to fully combine GlobalSat with the existing service operations, reorganized the existing sales force and launched Cachendo, a new subsidiary focused on professional services to further expand the depth of our services offerings. The company developed new X and Ka band products, announced related major contract awards and also made significant strides in the wireless and broadcast marketplaces.” Mr. Hershberg continued, “The Company expects to make major investments throughout fiscal 2009 in each of these areas as we expand the reorganized sales force, make significant improvements to the Laurel, Maryland Teleport and expand the infrastructure required to grow Cachendo. Globecomm sees a major opportunity in the maritime and wireless infrastructure markets and is beginning to see requirements for broad-based surveillance deployments. The Company is positioning itself to capitalize on these trends and hopes to be announcing progress on these fronts throughout fiscal 2009. The acquisition team is active and has an array of opportunities to consider. Globecomm entered the new fiscal year with over $50 million of cash and no long term debt. The Company is stronger than ever and well positioned in many diverse markets.
Six weeks ago Ken Miller, our President and long time colleague, passed away following a long battle with cancer. Ken will be sorely missed both as a key member of management and a friend. The company is committed to continue to carry out his vision for the future. We were proud to have renamed our teleport at our Long Island headquarters The Kenneth A. Miller International Teleport.”
Management’s Current Expectations for the Fiscal Year Ending June 30, 2009
Globecomm currently expects the following financial results for fiscal year 2009:
•	Consolidated revenues to be between $225 million and $235 million.

•	GAAP earnings to be approximately $0.49 per diluted share.

•	Non-GAAP earnings per diluted share to be approximately $0.84, which excludes non-cash charges for amortization of intangibles relating to the GlobalSat acquisition, stock compensation expense and the non-cash portion of the provision for income taxes.

•	Consolidated EBITDA to be approximately $21 million.
These expectations reflect management’s current view. Actual results for fiscal year 2009 will remain susceptible to factors in certain areas of the world. These may include, but are not limited to, major disruptions in the marketplaces in which the Company operates due to political unrest, local violence, global economic recession and changes in United States Government foreign policy. Results will also remain susceptible to possible timing of or failure to book and turn certain projects included in management’s projections, cost overruns on projects, and unfavorable product mix.
EBITDA represents net income before interest income, interest expense, provision for income taxes and depreciation and amortization expense. EBITDA does not represent cash flows defined by GAAP and does not necessarily indicate that our cash flows are sufficient to fund all of Globecomm’s cash needs. Globecomm discloses EBITDA since it is a financial measure commonly used in its industry. EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. EBITDA may not be comparable to other similarly titled measures of other companies.
The purpose of adjustments from GAAP to non-GAAP is to give an indication of our performance exclusive of non-cash charges and other items that are considered by management to be outside of our core operating results. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. The Company believes these adjustments are useful to investors as a measure of the ongoing performance of its business. The Company believes these non-GAAP financial measures provide consistent and comparable measures to help investors understand its current and future performance. These non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. Reconciliation between results on a GAAP and non-GAAP basis is provided in a table immediately following the Consolidated Statement of Operations.
About Globecomm Systems
Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, managed network services and life cycle support services. Globecomm’s customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, Hong Kong, the United Kingdom, the United Arab Emirates and Afghanistan.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions ''Risk Factors’’ and ''Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
CONTACT: Globecomm Systems Inc.
David Hershberg, 631-231-9800
or
Investor Relations:
Matthew Byron, 631-457-1301
or
Fax: 631-231-1557
info@globecommsystems.com
www.globecommsystems.com.
SOURCE: Globecomm Systems Inc.
-Financial tables follow-

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Years Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Revenues from infrastructure solutions	$40,428	$36,982	$133,634	$114,612
Revenues from services	16,016	12,206	62,891	36,133

Total revenues	56,444	49,188	196,525	150,745

Costs and operating expenses:
Costs from infrastructure solutions	32,692	29,695	106,699	92,197
Costs from services	12,428	9,358	47,739	29,052
Selling and marketing	3,163	2,545	10,873	8,376
Research and development	253	488	1,913	1,451
General and administrative	4,051	3,899	15,888	12,297

Total costs and operating expenses	52,587	45,985	183,112	143,373

Income from operations	3,857	3,203	13,413	7,372

Other income (expense):
Interest income	270	363	1,733	1,370
Interest expense	—	(205)	(285)	(205)

Income before income taxes	4,127	3,361	14,861	8,537

(Benefit) provision for income taxes	(12,726)	89	(12,158)	211

Net income	$16,853	$3,272	$27,019	$8,326

Basic net income per common share	$0.84	$0.20	$1.39	$0.53

Diluted net income per common share	$0.82	$0.19	$1.34	$0.50

Weighted-average shares used in the calculation of basic net income per common share	20,063	16,324	19,476	15,795

Weighted-average shares used in the calculation of diluted net income per common share	20,578	17,332	20,140	16,672

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	June 30,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$51,399	$25,558
Accounts receivable, net	52,106	38,378
Inventories	16,444	16,294
Prepaid expenses and other current assets	1,402	2,823
Deferred income taxes	1,017	—

Total current assets	122,368	83,053
Fixed assets, net	33,379	33,238
Goodwill	22,197	22,197
Intangibles, net	2,599	3,474
Deferred income taxes	11,496	—
Other Assets	1,053	921

Total assets	$193,092	$142,883

Liabilities and Stockholders’ Equity
Current liabilities	$43,359	$45,802
Other liabilities	957	1,035
Long term debt	—	12,533
Total stockholders’ equity	148,776	83,513

Total liabilities and stockholders’ equity	$193,092	$142,883

Globecomm Systems Inc.
Reconciliation of Net Income to Non-GAAP Diluted Net Income per common share, excluding certain non-cash items
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Years Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Net income	$16,853	$3,272	$27,019	$8,326
Adjustments:
Amortization of intangibles (A)	98	226	875	226
Stock compensation expense	178	43	736	214
Reversal of valuation allowance (B)	(12,809)	—	(12,513)	—

Adjusted net income, excluding certain non-cash items	$4,320	$3,541	$16,117	$8,766

Non-GAAP diluted net income per common share, excluding certain non-cash items	$0.21	$0.20	$0.80	$0.53

Diluted net income per common share	$0.82	$0.19	$1.34	$0.50

Weighted-average shares used in the calculation of pro-forma diluted net income per common share, excluding certain non-cash items	20,578	17,332	20,140	16,672

(A)	Amount represents amortization of intangibles related to the acquisition of the GlobalSat business.

(B)	Based on positive evidence from earnings trends the Company recorded a non-recurring tax benefit due to the recognition of a significant portion of the deferred tax assets through a reduction in the deferred tax asset valuation allowance.